Exhibit 99.1

Press Release

For Immediate Release

Contact:	David A. Brager
President and Chief Executive Officer
(909) 980-4030

CVB Financial Corp. Reports Record Earnings for the Third Quarter 2022

Third Quarter Highlights:

•	Net Earnings of $64.6 million, or $0.46 per share

•	Return on Average Tangible Common Equity of 21.34%

•	Net Interest Margin expands to 3.46%

•	Efficiency Ratio of 36.59%

•	Quarterly annualized loan growth of 6%

Ontario, Calif., October 19, 2022-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (the “Company”), announced earnings for the quarter ended September 30, 2022.

CVB Financial Corp. reported net income of $64.6 million for the quarter ended September 30, 2022, compared with $59.1 million for the second quarter of 2022 and $49.8 million for the third quarter of 2021. Diluted earnings per share were $0.46 for the third quarter, compared to $0.42 for the prior quarter and $0.37 for the same period last year. Pretax pre-provision income grew from $85.7 million for the second quarter of 2022 to $91.9 million in the third quarter. The third quarter of 2022 included $2.0 million in provision for credit losses, compared to $3.6 million in provision for the second quarter and a provision recapture of $4.0 million in the third quarter of 2021. Net income of $64.6 million for the third quarter of 2022 produced an annualized return on average equity (“ROAE”) of 12.72%, an annualized return on average tangible common equity (“ROATCE”) of 21.34%, and an annualized return on average assets (“ROAA”) of 1.52%. Our net interest margin, tax equivalent (“NIM”), was 3.46% for the third quarter of 2022, while our efficiency ratio was 36.59%.

David Brager, President and Chief Executive Officer of Citizens Business Bank, commented, “We produced approximately $92 million in pretax pre-provision income during the third quarter of 2022, which is a 7% increase from the second quarter. The combination of strong loan growth, expansion of our net interest margin, and our continuing efforts to closely manage expenses in the face of significant inflationary pressure resulted in a record level of quarterly pretax pre-provision income. This growth supported a 5% increase in our quarterly dividend for the third quarter, which represented a dividend payout ratio of 43% and is our second increase in our quarterly dividend in 2022. We continue to focus on executing on our core strategies and supporting our customers through these unpredictable times and I would like to thank our associates, customers, and shareholders for their commitment and support.”

INCOME STATEMENT HIGHLIGHTS

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021

	(Dollars in thousands, except per share amounts)
Net interest income	$133,338	$121,940	$103,299	$368,118	$312,155
(Provision for) recapture of credit losses	(2,000)	(3,600)	4,000	(8,100)	25,500
Noninterest income	11,590	14,670	10,483	37,524	35,000
Noninterest expense	(53,027)	(50,871)	(48,099)	(162,136)	(141,807)
Income taxes	(25,262)	(23,081)	(19,930)	(66,149)	(66,023)

Net earnings	$64,639	$59,058	$49,753	$169,257	$164,825

Earnings per common share:
Basic	$0.46	$0.42	$0.37	$1.20	$1.21
Diluted	$0.46	$0.42	$0.37	$1.20	$1.21
NIM	3.46%	3.16%	2.89%	3.17%	3.04%
ROAA	1.52%	1.39%	1.26%	1.32%	1.46%
ROAE	12.72%	11.33%	9.49%	10.69%	10.73%
ROATCE	21.34%	18.67%	14.62%	17.48%	16.64%
Efficiency ratio	36.59%	37.24%	42.27%	39.97%	40.85%
Noninterest expense to average assets, annualized	1.25%	1.20%	1.22%	1.27%	1.25%

Net Interest Income

Net interest income was $133.3 million for the third quarter of 2022. This represented an $11.4 million, or 9.35%, increase from the second quarter of 2022, and a $30.0 million, or 29.08%, increase from the third quarter of 2021. The quarter-over-quarter growth in net interest income was primarily due to the expansion of the net interest margin from 3.16% in the second quarter of 2022 to 3.46% for the third quarter of 2022. Total interest income was $135.2 million for the third quarter of 2022, which was $11.9 million, or 9.68%, higher than the second quarter of 2022 and $30.6 million, or 29.31%, higher than the same period last year. The increase in interest income from the second quarter of 2022 to the third quarter was primarily the result of a 31 basis point expansion in earning asset yield. Interest expense increased $528,000, from the prior quarter, due to a 4 basis point increase in cost of interest bearing deposits. In comparison to the third quarter of 2021, interest income grew in the most recent quarter through a combination of $981.8 million of growth in average earnings assets and net interest margin expansion of 57 basis points. Year-over-year earning asset growth resulted from both the acquisition of Suncrest Bank (“Suncrest”) on January 7, 2022, in addition to core loan growth and more than a $1.9 billion increase in the investment portfolio over the prior year quarter. Average interest-bearing deposits grew by approximately $501.4 million, including $670 million resulting from the Suncrest acquisition, with interest expense increasing $602,000, compared to the third quarter of 2021. The year-over-year increase in interest expense also resulted from modestly higher cost of funds, which increased to 5 basis points for the third quarter of 2022 from 4 basis points for the third quarter of 2021.

Net Interest Margin

Our tax equivalent net interest margin was 3.46% for the third quarter of 2022, compared to 3.16% for the second quarter of 2022 and 2.89% for the third quarter of 2021. Higher yields on earning assets and a change in the mix of our earning assets resulted in the higher net interest margin. The 30 basis point increase in our net interest margin compared to the second quarter of 2022, was primarily due to a 31 basis point increase in our earning asset yield. The increase in the earning asset yield was due to a 25 basis point increase in loan yields, a 19 basis point increase in security yields, and a quarter-over-quarter change in the composition of average earning assets, with loans growing from 55.49% to 56.55% of earnings assets, while funds held at the

Federal Reserve declined from 5.1% to 4.1%. The 57 basis point increase in net interest margin, compared to the third quarter of 2021 was primarily the result of a 59 basis point increase in earning asset yield. The increase in earning asset yield was impacted by a change in asset mix and higher yields on loans and investment securities. Loan yields grew from 4.43% for the third quarter of 2021 to 4.56% for the third quarter of 2022. Likewise, the yield on investment securities increased by 58 basis points from the prior year quarter. Excess liquidity held at the Federal Reserve was invested into higher yielding investments, which increased to 39.22% of earning assets on average for the third quarter of 2022 from 28.55% for the third quarter of 2021. Loan balances grew to 56.55% of earning assets on average for the third quarter of 2022, compared to 54.97% for the third quarter of 2021. The average balance of deposits at the Federal Reserve declined from 16.17% for the third quarter of 2021 to 4.07% in the most recent quarter. Total cost of funds of 0.05% for the third quarter of 2022 increased from 0.04% for the second quarter of 2022 and increased from 0.04% for the year ago quarter. The 1 basis point increase in the cost of funds from the second quarter of 2022 was the net result of an increase in the cost of interest-bearing deposits from 0.09% to 0.13% and an $86.9 million quarter-over-quarter increase in average noninterest-bearing deposits. Compared to the third quarter of 2021, the 1 basis point increase in cost of funds was the result of a 4 basis point increase in the cost of interest bearing deposits, as well as noninterest-bearing deposits growing on average by $1.02 billion. On average, noninterest-bearing deposits were 63.38% of total deposits during the most recent quarter.

Earning Asset and Deposit Growth

On average, earning assets declined by $176.6 million and grew by $981.8 million, compared to the second quarter of 2022 and the third quarter of 2021, respectively. The $176.6 million quarter-over-quarter decline in earning assets resulted from a $171.6 million decrease in interest-earning funds held at the Federal Reserve and average investment securities declining by $70.3 million, which was partially offset by average loans increasing by $64.7 million. Compared to the third quarter of 2021, average investments increased by $1.92 billion, while the average amount of funds held at the Federal Reserve declined by more than $1.7 billion. Average loans increased by $782.9 million from the third quarter of 2021, which included approximately $775 million in loans acquired from Suncrest on January 7, 2022 and a $463.6 million decrease in average PPP loans. Average loans grew by approximately $471.5 million, when Suncrest and PPP loans are excluded. Noninterest-bearing deposits grew on average by $86.9 million, or 0.97%, from the second quarter of 2022, while interest-bearing deposits and customer repurchase agreements declined on average by $109.3 million. Compared to the third quarter of 2021, total deposits and customer repurchase agreements grew on average by $1.4 billion, or 10.49%, including $1 billion in growth in noninterest bearing deposits.

	Three Months Ended

SELECTED FINANCIAL HIGHLIGHTS	September 30, 2022		June 30, 2022		September 30, 2021
			(Dollars in thousands)
Yield on average investment securities (TE)	2.12%		1.93%		1.54%
Yield on average loans	4.56%		4.31%		4.43%
Core Loan Yield [1]	4.42%		4.20%		4.14%
Yield on average earning assets (TE)	3.51%		3.20%		2.92%
Cost of funds	0.05%		0.04%		0.04%
Net interest margin (TE)	3.46%		3.16%		2.89%

Average Earning Asset Mix	Avg	% of Total	Avg	% of Total	Avg	% of Total
Total investment securities	$6,033,696	39.22%	$6,104,037	39.23%	$4,112,147	28.55%
Interest-earning deposits with other institutions	633,152	4.12%	804,147	5.17%	2,356,121	16.36%
Loans	8,699,303	56.55%	8,634,575	55.49%	7,916,443	54.97%
Total interest-earning assets	15,384,163		15,560,771		14,402,399

[1] Represents yield on average loans excluding the impact of discount accretion and PPP loans.

Provision for Credit Losses

The third quarter of 2022 included $2.0 million in provision for credit losses, compared to a $3.6 million in provision for credit losses in the second quarter of 2022. A $4.0 million recapture of provision for credit losses was recorded in the third quarter of 2021. The $2.0 million provision for credit losses in the most recent quarter was the result of approximately $132 million in core loan growth during the quarter and an increase in projected loss rates from a deteriorating economic forecast that assumes a modest recession in early 2023 and modest GDP growth through 2024, as well as lower commercial real estate values and an increase in unemployment. Our forecast reflects GDP growth of 0.4% in 2023 and 1.6% in 2024. Unemployment is forecasted to exceed 5% in 2023 and 2024. The increase in loss rates resulting from the change in forecasted macroeconomic variables, were partially offset by reductions in the expected loss on individually evaluated loans established for certain purchased credit deteriorated (“PCD”) loans acquired from Suncrest.

Noninterest Income

Noninterest income was $11.6 million for the third quarter of 2022, compared with $14.7 million for the second quarter of 2022 and $10.5 million for the third quarter of 2021. Service charges on deposits were relatively flat quarter-over-quarter and grew by $720,000, or 15.95% in comparison to the third quarter of 2021. Third quarter income from Bank Owned Life Insurance (“BOLI”) increased by $1.4 million from the second quarter of 2022 and by $758,000 from the third quarter of 2021. The third quarter of 2022 included $1.8 million in death benefits that exceeded the asset value of certain BOLI policies. The second quarter of 2022 included $2.7 million in net gains on the sale of properties associated with banking centers, including $2.4 million from the sale of one property. Income from various community development investments declined by approximately $1.8 million, quarter-over-quarter.

Noninterest Expense

Noninterest expense for the third quarter of 2022 was $53.0 million, compared to $50.9 million for the second quarter of 2022 and $48.1 million for the third quarter of 2021. The $2.2 million quarter-over-quarter increase included a $1.7 million increase in salaries and employee benefits as annual salary increases were effective in July. The $4.9 million increase year-over-year includes expense growth associated with the acquisition of Suncrest Bank and the remaining five banking centers that were not consolidated during the second quarter. Compared to the third quarter of 2021, staff related expenses increased by $3.5 million and occupancy and equipment expense grew by $657,000. Professional service expense was $813,000 higher in the most recent quarter, compared to the third quarter of 2021 due to higher consulting expense and employee recruiting fees. There was no acquisition expense related to the merger of Suncrest for the third quarter of 2022, compared to

$375,000 for the second quarter of 2022 and $809,000 for the third quarter of 2021. As a percentage of average assets, noninterest expense was 1.25% for the third quarter of 2022, compared to 1.20% for the second quarter of 2022 and 1.22% for the third quarter of 2021. The efficiency ratio for the third quarter of 2022 was 36.59%, compared to 37.24% for the second quarter of 2022 and 42.27% for the third quarter of 2021.

Income Taxes

Our effective tax rate for the quarter ended September 30, 2022 and year-to-date was 28.10%, compared with 28.60% for the third quarter of 2021. Our estimated annual effective tax rate can vary depending upon the level of tax-advantaged income as well as available tax credits.

BALANCE SHEET HIGHLIGHTS

Assets

The Company reported total assets of $16.35 billion at September 30, 2022. This represented a decrease of $410.7 million, or 2.45%, from total assets of $16.76 billion at June 30, 2022. Interest-earning assets of $14.81 billion at September 30, 2022 decreased by $468.2 million, or 3.06%, when compared with $15.28 billion at June 30, 2022. The decrease in interest-earning assets was primarily due a $391.6 million decrease in interest-earning balances due from the Federal Reserve and $158.7 million decrease in investment securities, partially offset by an $81.9 million increase in total loans.

Total assets increased by $465.6 million, or 2.93%, from total assets of $15.88 billion at December 31, 2021. Interest-earning assets of $14.81 billion at September 30, 2022 increased by $127.6 million, or 0.87%, when compared with $14.68 billion at December 31, 2021. The increase in interest-earning assets was primarily due to a $769.9 million increase in investment securities and an $886.4 million increase in total loans, partially offset by a $1.51 billion decrease in interest-earning balances due from the Federal Reserve.

Total assets at September 30, 2022 increased by $147.7 million, or 0.91%, from total assets of $16.20 billion at September 30, 2021. Interest-earning assets decreased by $120.9 million, or 0.81%, when compared with $14.93 billion at September 30, 2021. The decrease in interest-earning assets included a $2.27 billion decrease in interest-earning balances due from the Federal Reserve, partially offset by a $1.24 billion increase in investment securities, and a $924.6 million increase in total loans. The increase in total loans included a $313.6 million decrease in PPP loans with a remaining outstanding balance totaling $17.3 million as of September 30, 2022. Excluding PPP loans, total loans increased by $1.24 billion from September 30, 2021.

On January 7, 2022, we completed the acquisition of Suncrest with approximately $1.4 billion in total assets, acquired at fair value, and 7 banking centers, two of which were consolidated at the end of the second quarter of 2022. The increase in total assets at September 30, 2022 included $765.9 million of acquired net loans, $131 million of investment securities, and $9 million in bank-owned life insurance. The acquisition resulted in $102.1 million of goodwill and $3.9 million in core deposit premium. Net cash proceeds were used to fund the $39.6 million in cash paid to the former shareholders of Suncrest as part of the merger consideration.

Investment Securities

Total investment securities were $5.88 billion at September 30, 2022, a decrease of $158.7 million, or 2.63% from June 30, 2022, an increase of $769.9 million, or 15.07%, from $5.11 billion at December 31, 2021 and an increase of $1.24 billion, or 26.83%, from $4.64 billion at September 30, 2021.

At September 30, 2022, investment securities held-to-maturity (“HTM”) totaled $2.56 billion, an increase of $145.6, or 6.04% from June 30, 2022, an increase of $632 million, or 32.81%, from December 31, 2021, and an $847 million increase, or 49.50%, from September 30, 2021.

At September 30, 2022, investment securities available-for-sale (“AFS”) totaled $3.32 billion, inclusive of a pre-tax net unrealized loss of $540.4 million. AFS securities decreased by $304.3 million, or 8.39% from June 30, 2022, increased by $137.9 million, or 4.33%, from $3.18 billion at December 31, 2021, and increased by $396.8 million, or 13.56%, from September 30, 2021.

Combined, the AFS and HTM investments in mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMO”) totaled $4.86 billion or approximately 83% of the total investment securities at September 30, 2022. Virtually all of our MBS and CMO are issued or guaranteed by government or government sponsored enterprises, which have the implied guarantee of the U.S. Government. In addition, we had $555.8 million of Government Agency securities (HTM) at September 30, 2022, that represent approximately 9% of the total investment securities.

Our combined AFS and HTM municipal securities totaled $467.8 million as of September 30, 2022, or approximately 8% of our total investment portfolio. These securities are located in 35 states. Our largest concentrations of holdings by state, as a percentage of total municipal bonds, are located in Texas at 15.13%, Minnesota at 11.34%, California at 9.59%, Ohio at 6.93%, Massachusetts at 6.61%, and Washington at 6.19%.

Loans

Total loans and leases, at amortized cost, of $8.77 billion at September 30, 2022 increased by $81.9 million, or 0.94%, from June 30, 2022. After adjusting for PPP loans, our core loans grew by $131.5 million, or approximately 6% annualized from the end of the second quarter. The $131.5 million core loan growth quarter-over-quarter included $49.5 million in dairy & livestock and agribusiness loans, $41.6 million in commercial real estate loans, $15.9 million in construction loans, $12.2 million in municipal lease financings, and $10.6 million in commercial and industrial loans.

Total loans and leases increased by $886.4 million, or 11.24%, from December 31, 2021. The increase in total loans included $774.5 million of loans acquired from Suncrest in the first quarter of 2022. After adjusting for acquired loans, seasonality and forgiveness of PPP loans, our core loans grew by $407.8 million, or approximately 7% annualized from December 31. 2021. The $407.8 million core loan growth included $314.7 million in commercial real estate loans, $54.7 million in commercial and industrial loans, $22.7 million in SFR mortgage loans, $13.4 million in municipal lease financings, $8.4 million in agribusiness loans, and $8.4 million in consumer and other loans, partially offset by decreases of $12.0 million in SBA loans, and $2.5 million in construction loans.

Total loans and leases increased by $924.6 million, or 11.78%, from September 30, 2021. Total loans, excluding PPP loans, grew by $1.24 billion, or 16.47%, from the end of the third quarter of 2021. After adjusting for acquired loans and forgiveness of PPP loans, our core loans grew by $503.3 million, or approximately 7%, from the end of the third quarter of 2021. Commercial real estate loans grew by $369.7 million, commercial and industrial loans increased $97.8 million, SFR mortgage loans increased by $32.1 million, dairy & livestock and agribusiness loans increased by $28.0 million, municipal lease financings increased by $12.0 million, and consumer and other loans increased by $12.3 million. This core loan growth was offset by decreases of $31.0 million in SBA loans and $17.7 million in construction loans.

Asset Quality

During the third quarter of 2022, we experienced credit charge-offs of $46,000 and total recoveries of $425,000, resulting in net recoveries of $379,000. The allowance for credit losses (“ACL”) totaled $82.6 million at September 30, 2022, compared to $80.2 million at June 30, 2022 and $65.4 million at September 30, 2021. The ACL was increased by $17.6 million in 2022, including an $8.6 million increase on January 7 for the acquired Suncrest PCD loans and $8.1 million in provision for credit losses for non-PCD loans. At September 30, 2022, ACL as a percentage of total loans and leases outstanding was 0.94%. This compares to 0.92% and 0.83% at June 30, 2022 and September 30, 2021, respectively. When PPP loans are excluded, the ACL as a percentage of total loans and leases outstanding was 0.94% at September 30, 2022, compared to 0.93% at June 30, 2022 and 0.87% at September 30, 2021.

Nonperforming loans, defined as nonaccrual loans and loans 90 days past due accruing interest plus nonperforming TDR loans, and nonperforming assets, defined as nonaccrual loans and loans 90 days past due accruing interest plus OREO, are highlighted below.

Nonperforming Assets and Delinquency Trends	September 30,	June 30,	September 30,
	2022	2022	2021

Nonperforming loans	(Dollars in thousands)
Commercial real estate	$6,705	$6,843	$4,073
SBA	1,065	1,075	1,513
SBA - PPP	-	-	-
Commercial and industrial	1,308	1,655	2,038
Dairy & livestock and agribusiness	1,007	3,354	118
SFR mortgage	-	-	399
Consumer and other loans	32	37	305

Total	$10,117	$12,964	$8,446

% of Total loans	0.12%	0.15%	0.11%

OREO
Commercial real estate	$-	$-	$-
SFR mortgage	-	-	-

Total	$-	$-	$-

Total nonperforming assets	$10,117	$12,964	$8,446

% of Nonperforming assets to total assets	0.06%	0.08%	0.05%

Past due 30-89 days
Commercial real estate	$-	$559	$-
SBA	-	-	-
Commercial and industrial	-	-	122
Dairy & livestock and agribusiness	-	-	1,000
SFR mortgage	-	-	-
Consumer and other loans	-	-	-

Total	$-	$559	$1,122

% of Total loans	0.00%	0.01%	0.01%

Classified Loans	$63,651	$76,170	$49,755

Of the $10.1 million in nonperforming loans, $4.5 million were acquired from Suncrest. The decrease of $2.3 million in dairy & livestock and agribusiness loans was primarily related to the payoff of PCD loans acquired from Suncrest. Classified loans are loans that are graded “substandard” or worse. Classified loans decreased $12.5 million quarter-over-quarter. Total classified loans at September 30, 2022 included $14.4 million of classified loans acquired from Suncrest. Excluding the $14.4 million of acquired classified Suncrest loans, classified loans decreased $9.1 million quarter-over-quarter and included an $8.1 million decrease in classified commercial real estate loans and a $4.3 million decrease in classified SBA loans, offset by increases of $1.9 million in classified dairy & livestock and agribusiness loans and $1.4 million in classified commercial and industrial loans.

Deposits & Customer Repurchase Agreements

Deposits of $13.87 billion and customer repurchase agreements of $467.8 million totaled $14.34 billion at September 30, 2022. This represented a decrease of $234.8 million, or 1.61%, when compared with $14.58 billion at June 30, 2022. Total deposits and customer repurchase agreements increased $721.4 million, or 5.30% when compared to $13.62 billion at December 31, 2021, or 5.52% when compared with $13.59 billion at September 30, 2021.

Noninterest-bearing deposits were $8.77 billion at September 30, 2022, a decrease of $116.7 million, or 1.31%, when compared to $8.88 billion at June 30, 2022. Noninterest-bearing deposits increased $660.5 million, or 8.15% when compared to $8.10 billion at December 31, 2021 and increased $453.8 million, or 5.46%, when compared to $8.31 billion at September 30, 2021. At September 30, 2022, noninterest-bearing deposits were 63.18% of total deposits, compared to 63.11% at June 30, 2022, 62.45% at December 31, 2021, and 64.27% at September 30, 2021.

Capital

The Company’s total equity was $1.88 billion at September 30, 2022. This represented an overall decrease of $202.6 million from total equity of $2.08 billion at December 31, 2021. Increases to equity included $197.1 million for issuance of 8.6 million shares to acquire Suncrest and $169.3 million in net earnings. Decreases included $80.2 million in cash dividends and a $379.5 million decrease in other comprehensive income from the tax effected impact of the decline in market value of available-for-sale securities. During 2022, we executed on a $70 million accelerated stock repurchase program and retired 2,993,551 shares of common stock at an average price of $23.38. We also repurchased, under our 10b5-1 stock repurchase plan, 1,914,590 shares of common stock, at an average repurchase price of $23.43, totaling $44.9 million. Our tangible book value per share at September 30, 2022 was $7.79.

Our capital ratios under the revised capital framework referred to as Basel III remain well-above regulatory standards.

		CVB Financial Corp. Consolidated
Capital Ratios	Minimum Required Plus Capital Conservation Buffer	September 30, 2022	December 31, 2021	September 30, 2021

Tier 1 leverage capital ratio	4.0%	9.1%	9.2%	9.2%
Common equity Tier 1 capital ratio	7.0%	13.5%	14.9%	14.9%
Tier 1 risk-based capital ratio	8.5%	13.5%	14.9%	14.9%
Total risk-based capital ratio	10.5%	14.3%	15.6%	15.7%

Tangible common equity ratio		7.0%	9.2%	8.9%

CitizensTrust

As of September 30, 2022 CitizensTrust had approximately $2.6 billion in assets under management and administration, including $1.72 billion in assets under management. Revenues were $2.9 million for the third quarter of 2022 and $8.7 million for the nine months ended September 30, 2022, compared to $2.7 million and $8.5 million, respectively, for the same periods of 2021. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with over $16 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services with more than 60 banking centers and 4 trust office locations serving California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF”. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PDT/10:30 a.m. EDT on Thursday, October 20, 2022 to discuss the Company’s third quarter 2022 financial results. The conference call can be accessed live by registering at: https://register.vevent.com/register/BI3576222718e14e9c87c7145dbbc0ffe5

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Safe Harbor

Certain statements set forth herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward-looking statements, which involve risks and uncertainties that could cause our actual results or performance to differ materially from those projected. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s outlook regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, stockholder value creation, tax rates, and the impact of acquisitions we have made or may make. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company, and there can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors in addition to those set forth below could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.

Given the ongoing and dynamic nature of the COVID-19 pandemic, the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, workforce, operating platform and prospects remain uncertain. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to the COVID-19 pandemic, could affect us in substantial and unpredictable ways.

General risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct business; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market, and monetary fluctuations; the effect of acquisitions we have made or may make, including, without limitation, the failure to obtain the necessary regulatory approvals, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target into our operations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the impact of changes in financial services policies, laws, and regulations, including those concerning taxes, banking, securities, and insurance, and the application thereof by regulatory bodies; the effectiveness of our risk management framework and quantitative models; changes in the levels of our nonperforming assets and charge-offs; the transition away from USD LIBOR and uncertainties regarding potential alternative reference rates, including SOFR; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the CECL model, which has changed how we estimate credit losses and may further increase the required level of our allowance for credit losses in future periods; possible credit related impairments or declines in the fair value of securities held by us; possible impairment charges to goodwill; changes in consumer spending, borrowing, and savings habits; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; periodic fluctuations in commercial or residential real estate prices or values; our ability to attract deposits and other sources of liquidity; the possibility that we may reduce or discontinue the payments of dividends on our common stock; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; technological changes in banking and financial services , including alternative forms of payment or currency that could result in the disintermediation of traditional banks; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism, and/or military conflicts, which could impact business and economic conditions in the United States and abroad; catastrophic events or natural disasters, including earthquakes, drought, climate change or extreme weather events that may affect our assets, communications or computer services, customers, employees or third party vendors; public health crises and pandemics, such as the COVID-19 pandemic, and their effects on the economic and business environments in which we operate, including on our credit quality and business operations, as well as the impact on general economic and financial market conditions; cybersecurity and fraud risks and threats to the Company, our vendors and our customers, and the costs of defending against them, including the costs of compliance with potential legislation to bolster cybersecurity at a state, national, or global level; our ability to recruit and retain key executives, board members and other employees, and changes in employment laws and regulations; unanticipated regulatory or legal proceedings; and our ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s 2021 Annual Report on Form 10-K filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

Non-GAAP Financial Measures — Certain financial information provided in this presentation has not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and is presented on a non-GAAP basis. Investors and analysts should refer to the reconciliations included in this presentation and should consider the Company’s non-GAAP measures in addition to, not as a substitute for or as superior to, measures prepared in accordance with GAAP. These measures may or may not be comparable to similarly titled measures used by other companies.

###

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	September 30, 2022	December 31, 2021	September 30, 2021
Assets
Cash and due from banks	$186,647	$90,012	$159,563
Interest-earning balances due from Federal Reserve	131,892	1,642,536	2,401,800

Total cash and cash equivalents	318,539	1,732,548	2,561,363

Interest-earning balances due from depository institutions	7,594	25,999	27,260
Investment securities available-for-sale	3,321,824	3,183,923	2,925,060
Investment securities held-to-maturity	2,557,922	1,925,970	1,710,938

Total investment securities	5,879,746	5,109,893	4,635,998

Investment in stock of Federal Home Loan Bank (FHLB)	18,012	17,688	17,688
Loans and lease finance receivables	8,774,136	7,887,713	7,849,520
Allowance for credit losses	(82,601)	(65,019)	(65,364)

Net loans and lease finance receivables	8,691,535	7,822,694	7,784,156

Premises and equipment, net	47,422	49,096	49,812
Bank owned life insurance (BOLI)	256,850	251,570	251,781
Intangibles	23,466	25,394	27,286
Goodwill	765,822	663,707	663,707
Other assets	340,290	185,108	182,547

Total assets	$16,349,276	$15,883,697	$16,201,598

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$8,764,556	$8,104,056	$8,310,709
Investment checking	751,618	655,333	594,347
Savings and money market	3,991,531	3,889,371	3,680,721
Time deposits	364,694	327,682	344,439

Total deposits	13,872,399	12,976,442	12,930,216
Customer repurchase agreements	467,844	642,388	659,579
Other borrowings	-	2,281	-
Payable for securities purchased	8,697	50,340	421,751
Other liabilities	121,450	130,743	126,132

Total liabilities	14,470,390	13,802,194	14,137,678

Stockholders’ Equity
Stockholders’ equity	2,262,383	2,085,471	2,060,842
Accumulated other comprehensive (loss) income, net of tax	(383,497)	(3,968)	3,078

Total stockholders’ equity	1,878,886	2,081,503	2,063,920

Total liabilities and stockholders’ equity	$16,349,276	$15,883,697	$16,201,598

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Assets
Cash and due from banks	$184,384	$178,752	$156,575	$183,389	$154,861
Interest-earning balances due from Federal Reserve	625,705	797,268	2,328,745	1,021,676	1,890,160

Total cash and cash equivalents	810,089	976,020	2,485,320	1,205,065	2,045,021

Interest-earning balances due from depository institutions	7,447	6,879	27,376	9,130	32,074
Investment securities available-for-sale	3,576,649	3,736,076	2,942,255	3,619,983	2,787,617
Investment securities held-to-maturity	2,457,047	2,367,961	1,169,892	2,352,350	1,005,613

Total investment securities	6,033,696	6,104,037	4,112,147	5,972,333	3,793,230

Investment in stock of FHLB	18,012	18,012	17,688	18,315	17,688
Loans and lease finance receivables	8,699,303	8,634,575	7,916,443	8,612,166	8,144,105
Allowance for credit losses	(80,321)	(76,492)	(69,309)	(76,658)	(78,094)

Net loans and lease finance receivables	8,618,982	8,558,083	7,847,134	8,535,508	8,066,011

Premises and equipment, net	47,348	51,607	50,105	50,965	50,348
Bank owned life insurance (BOLI)	259,631	259,500	251,099	259,643	239,137
Intangibles	24,396	26,381	28,240	26,308	30,377
Goodwill	765,822	765,822	663,707	763,578	663,707
Other assets	286,465	240,607	190,445	244,875	190,034

Total assets	$16,871,888	$17,006,948	$15,673,261	$17,085,720	$15,127,627

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$9,009,962	$8,923,043	$7,991,462	$8,885,637	$7,646,283
Interest-bearing	5,206,387	5,249,262	4,704,976	5,305,788	4,591,779

Total deposits	14,216,349	14,172,305	12,696,438	14,191,425	12,238,062
Customer repurchase agreements	515,134	581,574	636,393	591,609	593,543
Other borrowings	9	39	4	32	2,658
Junior subordinated debentures	-	-	-	-	15,483
Payable for securities purchased	23,035	66,693	151,866	84,609	113,685
Other liabilities	101,163	94,883	108,322	101,881	110,064

Total liabilities	14,855,690	14,915,494	13,593,023	14,969,556	13,073,495

Stockholders’ Equity
Stockholders’ equity	2,264,490	2,238,788	2,067,072	2,250,774	2,035,787
Accumulated other comprehensive (loss) income, net of tax	(248,292)	(147,334)	13,166	(134,610)	18,345

Total stockholders’ equity	2,016,198	2,091,454	2,080,238	2,116,164	2,054,132

Total liabilities and stockholders’ equity	$16,871,888	$17,006,948	$15,673,261	$17,085,720	$15,127,627

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Interest income:
Loans and leases, including fees	$100,077	$92,770	$88,390	$282,308	$271,911
Investment securities:
Investment securities available-for-sale	18,543	17,042	9,813	48,417	28,382
Investment securities held-to-maturity	12,834	11,714	5,188	35,211	14,258

Total investment income	31,377	28,756	15,001	83,628	42,640
Dividends from FHLB stock	258	273	258	902	758
Interest-earning deposits with other institutions	3,476	1,463	898	5,712	1,790

Total interest income	135,188	123,262	104,547	372,550	317,099

Interest expense:
Deposits	1,728	1,201	1,113	4,056	4,350
Borrowings and junior subordinated debentures	122	121	135	376	594

Total interest expense	1,850	1,322	1,248	4,432	4,944

Net interest income before provision for (recapture of) credit losses	133,338	121,940	103,299	368,118	312,155
Provision for (recapture of) credit losses	2,000	3,600	(4,000)	8,100	(25,500)

Net interest income after provision for (recapture of) credit losses	131,338	118,340	107,299	360,018	337,655

Noninterest income:
Service charges on deposit accounts	5,233	5,333	4,513	15,625	12,667
Trust and investment services	2,867	2,962	2,681	8,651	8,459
Gain on OREO, net	-	-	-	-	477
Other	3,490	6,375	3,289	13,248	13,397

Total noninterest income	11,590	14,670	10,483	37,524	35,000

Noninterest expense:
Salaries and employee benefits	33,233	31,553	29,741	97,442	88,283
Occupancy and equipment	5,779	5,567	5,122	16,917	14,934
Professional services	2,438	2,305	1,626	6,788	6,042
Computer software expense	3,243	3,103	3,020	10,141	8,521
Marketing and promotion	1,488	1,638	857	4,584	3,381
Amortization of intangible assets	1,846	1,998	2,014	5,842	6,348
(Recapture of) unfunded loan commitments	-	-	-	-	(1,000)
Acquisition related expenses	-	375	809	6,013	809
Other	5,000	4,332	4,910	14,409	14,489

Total noninterest expense	53,027	50,871	48,099	162,136	141,807

Earnings before income taxes	89,901	82,139	69,683	235,406	230,848
Income taxes	25,262	23,081	19,930	66,149	66,023

Net earnings	$64,639	$59,058	$49,753	$169,257	$164,825

Basic earnings per common share	$0.46	$0.42	$0.37	$1.20	$1.21

Diluted earnings per common share	$0.46	$0.42	$0.37	$1.20	$1.21

Cash dividends declared per common share	$0.20	$0.19	$0.18	$0.57	$0.54

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Interest income - tax equivalent (TE)	$135,639	$123,661	$104,812	$373,763	$317,909
Interest expense	1,850	1,322	1,248	4,432	4,944

Net interest income - (TE)	$133,789	$122,339	$103,564	$369,331	$312,965

Return on average assets, annualized	1.52%	1.39%	1.26%	1.32%	1.46%
Return on average equity, annualized	12.72%	11.33%	9.49%	10.69%	10.73%
Efficiency ratio [1]	36.59%	37.24%	42.27%	39.97%	40.85%
Noninterest expense to average assets, annualized	1.25%	1.20%	1.22%	1.27%	1.25%
Yield on average loans	4.56%	4.31%	4.43%	4.38%	4.46%
Yield on average earning assets (TE)	3.51%	3.20%	2.92%	3.21%	3.09%
Cost of deposits	0.05%	0.03%	0.03%	0.04%	0.05%
Cost of deposits and customer repurchase agreements	0.05%	0.04%	0.04%	0.04%	0.05%
Cost of funds	0.05%	0.04%	0.04%	0.04%	0.05%
Net interest margin (TE)	3.46%	3.16%	2.89%	3.17%	3.04%
[1] Noninterest expense divided by net interest income before provision for credit losses plus noninterest income.

Weighted average shares outstanding
Basic	138,887,911	139,748,311	135,200,249	139,923,280	135,225,605
Diluted	139,346,975	140,053,074	135,383,614	140,223,296	135,441,390
Dividends declared	$27,965	$26,719	$24,421	$80,151	$73,413
Dividend payout ratio [2]	43.26%	45.24%	49.08%	47.35%	44.54%
[2] Dividends declared on common stock divided by net earnings.

Number of shares outstanding - (end of period)	139,805,445	140,025,579	135,516,404
Book value per share	$13.44	$14.16	$15.23
Tangible book value per share	$7.79	$8.51	$10.13

	September 30, 2022	December 31, 2021	September 30, 2021
Nonperforming assets:
Nonaccrual loans	$10,117	$6,893	$8,446

Loans past due 90 days or more and still accruing interest	-	-	-
Troubled debt restructured loans (nonperforming)	-	-	-
Other real estate owned (OREO), net	-	-	-

Total nonperforming assets	$10,117	$6,893	$8,446

Troubled debt restructured performing loans	$5,828	$5,293	$7,975

Percentage of nonperforming assets to total loans outstanding and OREO	0.12%	0.09%	0.11%
Percentage of nonperforming assets to total assets	0.06%	0.04%	0.05%
Allowance for credit losses to nonperforming assets	816.46%	943.26%	773.90%

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Allowance for credit losses:
Beginning balance	$80,222	$76,119	$69,342	$65,019	$93,692
Suncrest FV PCD loans	-	-	-	8,605	-
Total charge-offs	(46)	(8)	(11)	(70)	(2,996)
Total recoveries on loans previously charged-off	425	511	33	947	168

Net recoveries (charge-offs)	379	503	22	877	(2,828)
Provision for (recapture of) credit losses	2,000	3,600	(4,000)	8,100	(25,500)

Allowance for credit losses at end of period	$82,601	$80,222	$65,364	$82,601	$65,364

Net recoveries (charge-offs) to average loans	0.004%	0.006%	0.000%	0.010%	-0.035%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in millions)

Allowance for Credit Losses by Loan Type

	September 30, 2022		December 31, 2021		September 30, 2021
	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type

Commercial real estate	$64.9	1.0%	$50.9	0.9%	$52.3	0.9%
Construction	1.7	2.3%	0.8	1.2%	1.1	1.4%
SBA	2.8	0.9%	2.7	0.9%	2.9	1.0%
SBA - PPP	-	-	-	-	-	-
Commercial and industrial	7.1	0.7%	6.7	0.8%	4.9	0.6%
Dairy & livestock and agribusiness	5.0	1.5%	3.0	0.8%	3.2	1.1%
Municipal lease finance receivables	0.2	0.3%	0.1	0.2%	0.1	0.2%
SFR mortgage	0.4	0.1%	0.2	0.1%	0.2	0.1%
Consumer and other loans	0.5	0.6%	0.6	0.8%	0.7	1.0%

Total	$82.6	0.9%	$65.0	0.8%	$65.4	0.8%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2022		2021		2020
Quarter End	High	Low	High	Low	High	Low
March 31,	$24.37	$21.36	$25.00	$19.15	$22.01	$14.92
June 30,	$25.59	$22.37	$22.98	$20.50	$22.22	$15.97
September 30,	$28.14	$22.63	$20.86	$18.72	$19.87	$15.57
December 31,			$21.85	$19.00	$21.34	$16.26

Quarterly Consolidated Statements of Earnings

		Q3	Q2	Q1	Q4	Q3
		2022	2022	2022	2021	2021
Interest income
Loans and leases, including fees		$100,077	$92,770	$89,461	$84,683	$88,390
Investment securities and other		35,111	30,492	24,639	18,848	16,157

Total interest income		135,188	123,262	114,100	103,531	104,547

Interest expense
Deposits		1,728	1,201	1,127	996	1,113
Other borrowings		122	121	133	140	135

Total interest expense		1,850	1,322	1,260	1,136	1,248

Net interest income before provision for (recapture of) credit losses		133,338	121,940	112,840	102,395	103,299
Provision for (recapture of) credit losses		2,000	3,600	2,500	-	(4,000)

Net interest income after provision for (recapture of) credit losses		131,338	118,340	110,340	102,395	107,299

Noninterest income		11,590	14,670	11,264	12,385	10,483
Noninterest expense		53,027	50,871	58,238	47,980	48,099

Earnings before income taxes		89,901	82,139	63,366	66,800	69,683
Income taxes		25,262	23,081	17,806	19,104	19,930

Net earnings		$64,639	$59,058	$45,560	$47,696	$49,753

Effective tax rate		28.10%	28.10%	28.10%	28.60%	28.60%

Basic earnings per common share		$0.46	$0.42	$0.31	$0.35	$0.37
Diluted earnings per common share		$0.46	$0.42	$0.31	$0.35	$0.37

Cash dividends declared per common share		$0.20	$0.19	$0.18	$0.18	$0.18

Cash dividends declared		$27,965	$26,719	$25,467	$24,401	$24,421

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	September 30,	June 30,	March 31,	December 31,	September 30,
	2022	2022	2022	2021	2021

Commercial real estate	$6,685,245	$6,643,628	$6,470,841	$5,789,730	$5,734,699
Construction	76,495	60,584	73,478	62,264	77,398
SBA	296,664	297,109	311,238	288,600	307,533
SBA - PPP	17,348	66,955	121,189	186,585	330,960
Commercial and industrial	952,231	941,595	924,780	813,063	769,977
Dairy & livestock and agribusiness	323,105	273,594	292,784	386,219	279,584
Municipal lease finance receivables	76,656	64,437	65,543	45,933	47,305
SFR mortgage	263,646	260,218	255,136	240,654	231,323
Consumer and other loans	82,746	84,109	76,695	74,665	70,741

Gross loans, net of deferred loan fees and discounts	8,774,136	8,692,229	8,591,684	7,887,713	7,849,520
Allowance for credit losses	(82,601)	(80,222)	(76,119)	(65,019)	(65,364)

Net loans	$8,691,535	$8,612,007	$8,515,565	$7,822,694	$7,784,156

Deposit Composition by Type and Customer Repurchase Agreements

	September 30,	June 30,	March 31,	December 31,	September 30,
	2022	2022	2022	2021	2021

Noninterest-bearing	$8,764,556	$8,881,223	$9,107,304	$8,104,056	$8,310,709
Investment checking	751,618	695,054	714,567	655,333	594,347
Savings and money market	3,991,531	4,145,634	4,289,550	3,889,371	3,680,721
Time deposits	364,694	350,308	376,357	327,682	344,439

Total deposits	13,872,399	14,072,219	14,487,778	12,976,442	12,930,216

Customer repurchase agreements	467,844	502,829	598,909	642,388	659,579

Total deposits and customer repurchase agreements	$14,340,243	$14,575,048	$15,086,687	$13,618,830	$13,589,795

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	September 30,	June 30,	March 31,	December 31,	September 30,
	2022	2022	2022	2021	2021
Nonperforming loans:
Commercial real estate	$6,705	$6,843	$7,055	$3,607	$4,073
Construction	-	-	-	-	-
SBA	1,065	1,075	1,575	1,034	1,513
SBA - PPP	-	-	2	-	-
Commercial and industrial	1,308	1,655	1,771	1,714	2,038
Dairy & livestock and agribusiness	1,007	3,354	2,655	-	118
SFR mortgage	-	-	167	380	399
Consumer and other loans	32	37	40	158	305

Total	$10,117	$12,964	$13,265	$6,893	$8,446

% of Total loans	0.12%	0.15%	0.15%	0.09%	0.11%

Past due 30-89 days:
Commercial real estate	$-	$559	$565	$438	$-
Construction	-	-	-	-	-
SBA	-	-	549	979	-
Commercial and industrial	-	-	6	-	122
Dairy & livestock and agribusiness	-	-	1,099	-	1,000
SFR mortgage	-	-	403	1,040	-
Consumer and other loans	-	-	-	-	-

Total	$-	$559	$2,622	$2,457	$1,122

% of Total loans	0.00%	0.01%	0.03%	0.03%	0.01%

OREO:
Commercial real estate	$-	$-	$-	$-	$-
SBA	-	-	-	-	-
SFR mortgage	-	-	-	-	-

Total	$-	$-	$-	$-	$-

Total nonperforming, past due, and OREO	$10,117	$13,523	$15,887	$9,350	$9,568

% of Total loans	0.12%	0.16%	0.18%	0.12%	0.12%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Regulatory Capital Ratios

		CVB Financial Corp. Consolidated
Capital Ratios	Minimum Required Plus Capital Conservation Buffer	September 30, 2022	December 31, 2021	September 30, 2021

Tier 1 leverage capital ratio	4.0%	9.1%	9.2%	9.2%
Common equity Tier 1 capital ratio	7.0%	13.5%	14.9%	14.9%
Tier 1 risk-based capital ratio	8.5%	13.5%	14.9%	14.9%
Total risk-based capital ratio	10.5%	14.3%	15.6%	15.7%

Tangible common equity ratio		7.0%	9.2%	8.9%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of September 30, 2022, December 31, 2021 and September 30, 2021.

	September 30, 2022	December 31, 2021	September 30, 2021
	(Dollars in thousands, except per share amounts)

Stockholders’ equity	$1,878,886	$2,081,503	$2,063,920
Less: Goodwill	(765,822)	(663,707)	(663,707)
Less: Intangible assets	(23,466)	(25,394)	(27,286)

Tangible book value	$1,089,598	$1,392,402	$1,372,927
Common shares issued and outstanding	139,805,445	135,526,025	135,516,404

Tangible book value per share	$7.79	$10.27	$10.13

Return on Average Tangible Common Equity Reconciliations (Non-GAAP)

The return on average tangible common equity is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of net income, adjusted for tax-effected amortization of intangibles, to net income computed in accordance with GAAP; a reconciliation of average tangible common equity to the Company’s average stockholders’ equity computed in accordance with GAAP; as well as a calculation of return on average tangible common equity.

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021

	(Dollars in thousands)

Net Income	$64,639	$59,058	$49,753	$169,257	$164,825
Add: Amortization of intangible assets	1,846	1,998	2,014	5,842	6,348
Less: Tax effect of amortization of intangible assets [1]	(546)	(591)	(595)	(1,727)	(1,877)

Tangible net income	$65,939	$60,465	$51,172	$173,372	$169,296

Average stockholders’ equity	$2,016,198	$2,091,454	$2,080,238	$2,116,164	$2,054,132
Less: Average goodwill	(765,822)	(765,822)	(663,707)	(763,578)	(663,707)
Less: Average intangible assets	(24,396)	(26,381)	(28,240)	(26,308)	(30,377)

Average tangible common equity	$1,225,980	$1,299,251	$1,388,291	$1,326,278	$1,360,048

Return on average equity, annualized	12.72%	11.33%	9.49%	10.69%	10.73%

Return on average tangible common equity, annualized	21.34%	18.67%	14.62%	17.48%	16.64%

[1] Tax effected at respective statutory rates.